Exhibit 99.1

Meridian Bancorp, Inc. and Meetinghouse Bancorp, Inc. Announce Merger Agreement

Meridian Bancorp, Inc.

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Meetinghouse Bancorp, Inc.

Contact: Anthony A. Paciulli, President & Chief Executive Officer

(617) 296-7039

Boston, Massachusetts (June 26, 2017): Meridian Bancorp, Inc. (“Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank, and Meetinghouse Bancorp, Inc. (“Meetinghouse”) (OTC Pink: MTGB), the holding company for Meetinghouse Bank, announced today the signing of a definitive merger agreement for Meridian to acquire Meetinghouse and East Boston Savings Bank to acquire Meetinghouse Bank. The transaction has been unanimously approved by the boards of directors of both companies.

Under the terms of the agreement, Meetinghouse shareholders will receive $26.00 in cash for each of their outstanding shares of Meetinghouse common stock, representing a total transaction value of approximately $17.8 million.

Meetinghouse Bank has approximately $118 million in assets, $80 million in loans and $99 million in deposits as of March 31, 2017 and conducts its operations from two offices located in the Boston communities of Dorchester and Roslindale. Its primary market area for lending and deposit activities is the communities of Dorchester and Roslindale and the Town of Milton where it originates primarily residential mortgage loans, and, to a limited extent, multi-family mortgage loans, commercial real estate loans, construction loans, commercial business loans and consumer loans.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer of Meridian, said, “We are very pleased to welcome Meetinghouse customers and employees to East Boston Savings Bank. This acquisition will enable us to continue growing our core banking franchise in the lucrative Boston market area. We have been looking for an opportunity to expand our presence in the Dorchester and Roslindale markets, so the addition of Meetinghouse’s two branches executes on this element of our strategic plan, and increases to 10 the number of branches we have added to our network since the end of 2011. We look forward to working with Meetinghouse’s employees to offer Meetinghouse Bank customers an expanded range of valued banking products and trusted, safe and friendly service.”

The closing of the acquisition is anticipated to occur during the fourth quarter of 2017, subject to approval by Meetinghouse’s shareholders, the receipt of required regulatory approvals and the satisfaction of other customary closing conditions.

Meridian anticipates that the acquisition will be approximately 2% to 3% accretive to Meridian’s earnings per share, primarily driven by consolidation efficiencies. Meridian estimates that the transaction will generate an internal rate of return of approximately 20% and expects slight dilution to tangible book value from the transaction, which is estimated to be earned back in a manageable period of time.

Anthony A. Paciulli, President and Chief Executive Officer of Meetinghouse, said, “We are truly excited to be merging with East Boston Savings Bank, an institution that has thrived in the Boston area for more than 168 years, in a transaction that will benefit our customers, our employees and our community. East Boston shares with Meetinghouse a powerful sense of responsibility to provide superior products and services to all of its customers, big and small, individuals and businesses. The merger will provide our customers with a greatly expanded array of products, services and locations. And like Meetinghouse, East Boston is driven by a profound sense of community service. To this end, East Boston has committed to work with members of Meetinghouse management and the East Boston Charitable Foundation to identify recipients of an aggregate of $100,000 in charitable grants to be made over a two year period to the markets served by Meetinghouse Bank.” Mr. Paciulli added, “At $26.00 per share, the merger with Meridian will provide our shareholders with a significant premium to our market price. We are very pleased to undertake a transaction that we believe serves the best interests of all of our constituents.”

Meridian was advised in this transaction by the investment banking firm of Piper Jaffray & Co., as well as the law firm of Kilpatrick Townsend & Stockton LLP. Meetinghouse was advised by the investment banking firm of Keefe Bruyette & Woods, Inc. and the law firm of Nutter McClennen & Fish LLP.

About Meridian Bancorp, Inc.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 31 full-service locations in the greater Boston metropolitan area. East Boston Savings Bank offers a variety of deposit and loan products to individuals and businesses located in its primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

About Meetinghouse Bancorp, Inc.

Headquartered in Dorchester, Massachusetts, Meetinghouse Bancorp, Inc. is the bank holding company for Meetinghouse Bank, a state chartered cooperative bank. Founded in 1914, Meetinghouse Bank operates as a community bank offering traditional financial services to consumers and businesses within its our primary market area. For additional information, visit www.meetinghousebank.com.

Forward Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Meridian’s and Meetinghouse’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the merger completion, the business plans and integration efforts once the transaction is complete, Meridian’s ability to expand its services and realize growth and efficiencies through the acquisition of Meetinghouse and Meetinghouse Bank, Meridian’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on Meridian’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Meetinghouse or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met, Meridian’s ability to integrate Meetinghouse Bank as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Neither Meridian nor Meetinghouse undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, other risks and uncertainties may be described in Meridian’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Meridian assumes no obligation to update any forward-looking statements.

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